Exhibit 99.1

Wells Real Estate Funds

Message to Wells REIT Investors from Leo Wells

I am happy to introduce this newsletter as a means of staying in touch and keeping you informed of developments with your Wells REIT investment. But first, I want to take a moment to extend our deepest condolences to those affected by Hurricane Katrina and let you know that Wells is contributing time and money to relief efforts. While human needs are of utmost concern, we also want to reassure you that no Wells-owned buildings were harmed in any way by the storm.

In this issue, we’ll talk about where the Wells REIT is in its life cycle, as well as provide an update on its vital statistics as of August 31, 2005. On the back page, we feature recent property news, including lease extensions and a build-to-suit we completed. These developments are important, as they demonstrate our commitment to strengthening the portfolio and our tenant relationships.

What’s next for the Wells REIT?

If the Wells REIT is the first nontraded REIT you’ve invested in, it may be helpful to understand the life cycle of a nontraded REIT and where the Wells REIT currently falls in this life cycle. The Wells REIT is in the Portfolio Management phase, meaning that we are now actively monitoring and managing its assets and portfolio composition according to its stated objectives.

Started Jan. 1998		Wells REIT is here	Jan. 2008 or before
			Exit Strategies	List
Fundraising	Property Acquisition	Portfolio Management		Extend
Liquidate

• Statement of investment objectives and intended use of net proceeds from offering • Commencement of receiving investor monies

•      Funds used for property purchases

•      Portfolio achieves greater diversification

•      Portfolio begins to take shape in accordance with stated investment objectives

•      Property assets are actively monitored and managed

•      Property assets are actively monitored and managed

•      Program matures and may experience:

•      Acquisitions

•      Lease renewals/ New leases

•      Dispositions

•      Reinvestments

•      Payouts to investors

•      Additional acquisitions

•      Portfolio valuation/appraisal for year ended Dec. 2006

•      Nears completion of its life cycle

•      List:

May be listed on public exchange — shares would become tradable and may be sold for cash

•      Extend:

Could be extended by shareholder vote — current program would continue as is

•      Liquidate:

Assets may be sold or liquidated — proceeds would be distributed to investors after payment of fees and expenses

Our recent 27-property sale is a good example of active portfolio management and the type of fine-tuning the Wells REIT is undergoing right now. The next major step is to complete a valuation of the portfolio’s assets, which we anticipate will be available in the first quarter of 2007. With the appraisal, you may get a better sense of the value of your shares.

More importantly, this valuation will enable us to prepare for the last phase of the Wells REIT — the exit-strategy phase. Per the prospectus, there are three possible exit options under consideration by the Wells REIT Board of Directors:

•	List the Wells REIT on a public exchange

•	Extend the Wells REIT past the 2008 liquidation deadline (requires shareholder vote)

•	Liquidate the assets, pay fees and expenses, and distribute the proceeds back to investors

Although the Board has not yet made a decision on an exit strategy, it is tasked with managing the Wells REIT so that any of these three outcomes may be successful in delivering the greatest value to investors.

As we move forward and reach new milestones, we will keep you informed of what they mean to you as an investor. As always, we appreciate the confidence you’ve placed in us to manage the Wells REIT to its fullest potential.

Sincerely,

Leo F. Wells III President Wells Real Estate Funds

Wells Real Estate Funds

WELLS REIT PORTFOLIO UPDATE

Portfolio Details	(Data as of August 31, 2005)
Assets Under Management	$4,398,676,136
Total Buildings	84
Total Square Footage	20,581,991
States Represented	24*
Major Industries Represented	49
Total Tenants	295
Total % Leased	95.6%
Average Lease Term Remaining	6.7 Years
% Office Properties	95.7%
% Industrial Properties	1.7%
% Mixed-Use Properties	2.6%

*	Includes District of Columbia.

Property News

One Independence Square

Washington, D.C.

Major tenant: United States Office of the Comptroller of the Currency (OCC)

•	Signed five-year lease extension to June 2011.

•	OCC occupies 100% of the property, its headquarters for the past 14 years.

•	Class-A office property with 322,984 rentable square feet.

•	OCC is the bureau of the U.S. Treasury Department that supervises national banks, federal branches, and foreign bank agencies.

26200 Enterprise Way

Lake Forest (Orange County), California

Major tenant: Panasonic Avionics (formerly Matsushita Avionics)

•	Signed five-year lease extension to February 2012.

•	145,000-square-foot office building.

•	Tenant is world’s leading supplier of in-flight entertainment and communication systems.

•	Company occupies 100% of the property, constructed as a build-to-suit in 2000.

750 South Richfield

Aurora (Denver), Colorado

Major tenant: Northrop Grumman

•	Signed new 10-year lease through June 2015 and completed building expansion.

•	Expansion added 79,695 square feet to tenant’s previous 108,240 square feet, an increase of 74%.

•	Tenant is a global leader servicing the aerospace, systems, and automotive markets.

•	Three-story building in strategic location next to Buckley Air Force Base.

6200 The Corners Parkway, Norcross, GA 30092-3365 • 800-448-1010 • www.wellsref.com

©2005 Wells Real Estate Funds

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this document, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This is neither an offer nor a solicitation to purchase securities.